Exhibit 8(cccc)(4)

Amendment to Participation Agreement (TST)

(RETAIL)

AMENDMENT NO. 2 TO

DISTRIBUTION AND SHAREHOLDER SERVICES AGREEMENT

The Distribution and Shareholder Services Agreement dated August 1, 2008 by and between Transamerica Advisors Life Insurance Company of New York (f/k/a ML Life Insurance Company of New York), (the “Company”) and Transamerica Capital, Inc. (“TCI”), is hereby amended as follows:

1.	Schedule A is hereby deleted and replaced with the Attached Schedule A.

2.	Schedule B is hereby deleted and replaced with the Attached Schedule B.

EFFECTIVE DATE: May 1, 2012

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative.

TRANSAMERICA CAPITAL, INC.

By:	/s/ Brenda L. Smith
Name:	Brenda L. Smith
Title:	Assistant Vice President

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ Arthur D. Woods
Name:	Arthur D. Woods
Title:	Vice President

SCHEDULE A

TRANSAMERICA FUNDS—CLASS A SHARES

Transamerica Flexible Income

Transamerica Growth Opportunities

Transamerica Small/Mid Cap Value

Transamerica Diversified Equity

SCHEDULE B

Merrill Lynch Investor Choice Annuity® (NY)

(IRA Series)

4